Exhibit 4.5

ACCEL ENTERTAINMENT, INC.

2016 EQUITY INCENTIVE PLAN

1.	Purposes of the Plan.

The purposes of this 2016 Equity Incentive Plan of Accel Entertainment, Inc. (the “Company”) are to promote the interests of the Company and its stockholders by strengthening the Company’s ability to attract, motivate, and retain employees, directors, and consultants of exceptional ability and to provide a means to encourage stock ownership and a proprietary interest in the Company to selected employees, directors, and consultants of the Company and its Subsidiaries upon whose judgment, initiative, and efforts the financial success and growth of the business of the Company largely depend.

2.	Definitions.

(a)	“Board” means the Board of Directors of the Company.

(b)

“Cause” means any cause for unilateral termination of employment by the Company based on employee misconduct, as specified in a Participant’s employment agreement with the Company, or, for any Participant not party to an employment agreement with the Company, means (i) material failure to perform employment duties (not as a consequence of any illness, accident or other disability), (ii) continued, willful failure to carry out any reasonable lawful direction of the Company, (iii) diverting or usurping a corporate opportunity of the Company, (iv) gross negligence or recklessness in performance of employment duties, (v) serious misconduct which causes material injury to the Company or its reputation, including, but not limited to, willful or gross misconduct toward any of the Company’s other employees, and (vi) commission of a felony or any crime involving moral turpitude.

(c)

“Change in Control” means the consummation of any of the following transactions: (i) a merger, recapitalization or other business combination of the Company with or into another corporation (or other business entity) pursuant to which the Company is not the continuing or surviving corporation or pursuant to which shares of the Common Stock of the Company are converted into cash, securities of another corporation or other entity or other property, other than a transaction in which the holders of the voting capital stock of the Company immediately prior to such transaction (including any preliminary or other transaction relating to such transaction) will continue to own at least fifty percent (50%) of the total voting power of the thenoutstanding securities of the surviving or continuing corporation (or other business entity) immediately after such transaction or (ii) any sale, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Company.

(d)	“Code” means the Internal Revenue Code of 1986, as amended.

(e)	“Committee” means the Committee appointed by the Board; provided, that if no committee is appointed, all references herein to the “Committee” will mean the Board acting in such capacity.

(f)	“Common Stock” means the Common Stock of the Company.

(g)	“Company” means Accel Entertainment, Inc., an Illinois corporation.

(h)	“Disability” means as that term is defined for purposes of Section 22(e)(3) of the Code.

(i)	“Eligible Person” means any person who, at the time of the grant under this Plan, is an employee, director, or consultant of the Company or any Subsidiary.

(j)

“Fair Market Value” means the value of a share of Common Stock as of the relevant time of reference, as determined as follows. If the Common Stock is then publicly traded, Fair Market Value will be (i) the last sale price, on the preceding business day, of a share of Common Stock on the principal national securities exchange on which the Common Stock is traded, if the Common Stock is then traded on a national securities exchange; or (ii) the last sale price, on the preceding business day, of the Common Stock reported in The NASDAQ Stock Market’s National Market, if the Common Stock is not then traded on a national securities exchange; or (iii) the average of the closing bid and asked prices, on the preceding business day, for the Common Stock quoted by an established quotation service for over-the-counter securities, if the Common Stock is not then traded on a national securities exchange or reported in The NASDAQ Stock Market’s National Market. If the Common Stock is not then publicly traded, Fair Market Value will be the fair value of a share of the Common Stock as determined by the Committee, taking into consideration such factors as it deems appropriate.

(k)	“Incentive Stock Option” means an Option intended to qualify as an “incentive stock option” under Section 422 of the Code and regulations thereunder.

(l)	“Option” means an Incentive Stock Option or a nonqualified stock option.

(m)	“Participant” means any Eligible Person selected to receive an Option, Restricted Stock Award or SAR pursuant to Section 5.

(n)	“Plan” means the Accel Entertainment, Inc. 2016 Equity Incentive Plan, as it may be amended and/or restated and in effect from time to time.

(o)

“Restricted Stock Award” means a right to the grant or purchase, at a price determined by the Committee, of Common Stock which is nontransferable and subject to substantial risk of forfeiture until specific conditions of continuing employment or performance are met.

(p)	“SAR” means a stock appreciation right as further described in Section 8.

(q)	“Subsidiary” means any Subsidiary of the Company.

3.	Shares of Common Stock Subject to the Plan.

(a)

Subject to adjustment in accordance with the provisions of Section 3(c) and Section 9 of the Plan, the aggregate number of shares of Common Stock that may be issued or transferred pursuant to Options, Restricted Stock Awards or SARs under the Plan will not exceed ten percent (10%) of the outstanding shares of the Company.

(b)

The shares of Common Stock to be delivered under the Plan will be made available, at the discretion of the Committee, from authorized but unissued shares of Common Stock and/or from previously issued shares of Common Stock reacquired by the Company.

(c)

If shares covered by any Option or SAR cease to be issuable for any reason, and/or shares covered by Restricted Stock Awards are forfeited, such number of shares will no longer be charged against the limitation provided in Section 3(a) and may again be made subject to Options, SARs or Restricted Stock Awards.

4.	Administration of the Plan.

(a)

The Plan will be governed by and interpreted and construed in accordance with the internal laws of the State of Illinois (without reference to principles of conflicts or choice of law). The captions of sections of the Plan are for reference only and will not affect the interpretation or construction of the Plan.

(b)

The Plan will be administered by the Committee. The Committee has and may exercise such powers and authority of the Board as may be necessary or appropriate for the Committee to carry out its functions as described in the Plan. The Committee will determine the Eligible Persons to whom, and the time or times at which, Options, Restricted Stock Awards or SARs may be granted and the number of shares of the Common Stock subject to each Option, Restricted Stock Award or SARs. The Committee also has authority (i) to interpret the Plan, (ii) to determine the terms and provisions of the Option, Restricted Stock Award instruments or SARs, and (iii) to make all other determinations necessary or advisable for Plan administration. The Committee has authority to prescribe, amend, and rescind rules relating to the Plan. All interpretations, determinations, and actions by the Committee will be final, conclusive, and binding upon all parties.

(c)	No member of the Committee will be liable for any action taken or determination made in good faith by the Committee with respect to the Plan or any Option, Restricted Stock Award or SAR under it.

5.	Grants.

(a)

The Committee will determine and designate from time to time those Eligible Persons who are to be granted Options, Restricted Stock Awards or SARs, the type of each Option to be granted and the number of shares covered thereby or issuable upon exercise thereof, and the number of shares covered by each Restricted Stock Award or SAR. Each Option, Restricted Stock Award and SAR will be evidenced by a written agreement or instrument and may include any other terms and conditions not inconsistent with the Plan, as the Committee may determine.

(b)

Subject to adjustment in accordance with the provisions of Section 9 of the Plan, no individual may be granted an Incentive Stock Option that becomes exercisable in any one calendar year for shares of Common Stock having an aggregate fair market value (on the date the Incentive Stock Option is granted) that exceeds One Hundred Thousand Dollars ($100,000) (when aggregated with grants under any other stock option plan of the Company). If an individual owns more than 10% of the total voting power of all classes of the Company’s stock, then the exercise price per share of an Incentive Stock Option shall not be less than 110% of the Fair Market Value of the Common Stock on the grant date and the Option term shall not exceed five years. The determination of 10% ownership shall be made in accordance with Section 422 of the Code.

6.	Terms and Conditions of Stock Options.

(a)

The price at which Common Stock may be purchased by a Participant under an Option will be determined by the Committee but shall not be less than one hundred percent (100%) of the Fair Market Value of the Common Stock on the Grant Date.

(b)

Each Option will be exercisable at such time or time, during such periods, and for such numbers of shares as is determined by the Committee and set forth in the agreement or instrument evidencing the Option grant.

(c)

Options may be exercised, in whole or in part, upon payment of the exercise price of the Common Stock to be acquired. Payment will be made (i) in cash (including, without limitation, check, bank draft, money order or wire transfer of immediately available funds); (ii) in any other form of payment determined to be acceptable by the Committee, in its sole discretion. Options may also be exercised upon payment of the exercise price of the Common Stock to be acquired by delivery of the optionee’s promissory note, but only to the extent specifically approved by and in accordance with the policies of the Committee; or (iii) with the consent of the Committee, in the Committee’s sole discretion, shares of Common Stock of the Company having a fair market value equal to the aggregate exercise price of the part of the Option being exercised.

(d)	No fractional shares will be issued pursuant to the exercise of an Option, nor will any cash payment be made in lieu of fractional shares.

7.	Terms and Conditions of Restricted Stock Awards.

(a)

All shares of Common Stock subject to Restricted Stock Awards granted or sold pursuant to the Plan may be issued or transferred for such consideration (which may consist wholly of services) as the Committee may determine, and will be subject to the following conditions:

1.	The shares may not be sold, transferred, or otherwise alienated or hypothecated until the restrictions, if any, are removed or expire, unless the Committee determines otherwise.

2.

The Committee may provide in the agreement or instrument evidencing the grant of the Restricted Stock Awards that the certificates representing shares subject to Restricted Stock Awards granted or sold pursuant to the Plan will be held in escrow by the Company until the restrictions on the shares lapse in accordance with the provisions of subsection (b) of this Section 7.

3.	Each certificate representing shares subject to Restricted Stock Awards granted or sold pursuant to the Plan will bear a legend making appropriate reference to the restrictions, if any, imposed.

4.	The Committee may impose other conditions on any shares subject to Restricted Stock Awards granted or sold pursuant to the Plan as it may deem advisable.

(b)

Any restrictions imposed under subparagraph (a) above upon Restricted Stock Awards will lapse at such time or times, and/or upon the achievement of such predetermined performance objectives as is or are determined by the Committee and set forth in the agreement or instrument evidencing the Restricted Stock Award.

(c)

Subject to the provisions of subparagraphs (a) and (b) above, the holder will have all of the rights of a shareholder with respect to the shares covered by Restricted Stock Awards granted, including the right to receive all dividends and other distributions paid or made with respect thereto; provided, however, that if requested by the Company, he or she will execute an irrevocable proxy or enter into a voting agreement with the Company as determined by the Committee for the purpose of granting the Company or its nominee the right to vote all shares that remain subject to restrictions under this Section 7 in the same proportions (for and against) as the outstanding voting shares of the Company that are not subject to such restrictions are voted by the other shareholders of the Company on any matter, unless the Committee determines otherwise.

8.	Terms and Conditions of Stock Appreciation Rights.

(a)

The Committee shall have the authority to grant SARs under this Plan to any Participant, either alone or in tandem with Options. SARs shall be subject to such terms and conditions as the Committee may specify.

(b)

No SAR may be exercised unless the Fair Market Value of a share of Common Stock on the date of exercise exceeds the exercise price of the SAR or, in the case of SARs granted in tandem with Options, any Options to which the SARs correspond. Prior to the exercise of the SAR and delivery of the cash and/or Common Stock represented thereby, the Participant shall have no rights as a stockholder with respect to Common Stock covered by such outstanding SAR.

(c)

SARs granted in tandem with Options shall be exercisable only when, to the extent and on the conditions that any related Option is exercisable. The exercise of an Option shall result in an immediate forfeiture of any related SAR to the extent the Option is exercised, and the exercise of an SAR shall cause an immediate forfeiture of any related Option to the extent the SAR is exercised.

(d)

Upon the exercise of an SAR, the Participant shall be entitled to a distribution in an amount equal to the difference between the Fair Market Value of a share of Common Stock on the date of exercise and the exercise price of the SAR or, in the case of SARs granted in tandem with Options, any Option to which the SAR is related, multiplied by the number of shares of Common Stock as to which the SAR is exercised. The Committee shall decide whether such distribution shall be in cash, in Common Stock having a Fair Market Value equal to such amount or in a combination thereof.

(e)

All SARs will be exercised automatically on the last day prior to the expiration date of the SAR or, in the case of SARs granted in tandem with Options, any related Option, so long as the Fair Market Value of a share of Common Stock on that date exceeds the exercise price of the SAR or any related Option, as applicable. An SAR granted in tandem with Options shall expire at the same time as any related Option expires and shall be transferable only when, and under the same conditions as, any related Option is transferable.

9.	Adjustment Provisions.

(a)

Subject to Section 9(b), if the outstanding shares of Common Stock of the Company are increased, decreased, or exchanged for a different number or kind of shares or other securities, or if additional shares or new or different shares or other securities are distributed with respect to such shares of Common Stock or other securities, through reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other distribution with respect to such shares of Common Stock, or other securities, or as the result of a business combination transaction in which the Company is the surviving corporation, an appropriate and proportionate adjustment will be made in (i) the maximum numbers and kinds of shares provided in Sections 3 and 5, (ii) the numbers and kinds of shares or other securities subject to the then outstanding Options, Restricted Stock Awards and SARs, and (iii) the price for each share or other unit of any other securities subject to then outstanding Options (without change in the aggregate purchase price as to which such Options remain exercisable). In the case of a business combination transaction in which the Company is not the surviving corporation, or in the case of the sale of all or substantially all the property of the Company, and the surviving corporation or purchaser does not elect to assume the obligations of the Company under the Plan, the Plan shall terminate, and all unvested Options granted thereunder shall vest, at the time any such transaction is completed and must be immediately exercisable at the time the transaction is complete.

(b)

Adjustments under this Section 9 will be made by the Committee in accordance with the terms hereof, whose determination as to what adjustments will be made and the extent thereof so as to effectuate the intent of such sections will be final, binding, and conclusive. The Company may, but will not be required to, issue fractional shares by reason of any such adjustments.

10.	General Provisions.

(a)

Nothing in the Plan or any instrument executed pursuant to the Plan will confer upon any Participant any right to continue in the employ of or as a director of or consultant to the Company or any of its Subsidiaries or affect the right of the Company or any Subsidiary to terminate the employment, directorship, or consulting relationship of any Participant at any time, with or without cause.

(b)

No Participant and no beneficiary or other person claiming under or through such Participant will have any right, title, or interest in or to any shares of Common Stock allocated or reserved under the Plan or subject to any Option, except as to such shares of Common Stock, if any, that have been issued or transferred to such Participant.

(c)

The Committee may adopt rules regarding the withholding of federal, state, or local taxes of any kind required by law to be withheld with respect to benefits under the Plan. To the extent that the Company is required to withhold federal or state taxes in connection with any benefit realized by a Participant or other person under this Plan, it will be a condition to the realization of such benefit that the Participant or such other person make arrangements satisfactory to the Company for payment of such taxes required to be withheld which arrangements may include relinquishment of a portion of such benefit.

(d)

The written agreements or instruments evidencing Restricted Stock Awards, Options or SARs granted under the Plan may contain such other provisions as the Committee may deem advisable. Without limiting the foregoing, and if so authorized by the Committee, the Company may, with the consent of the Participant and at any time or from time to time, cancel all or a portion of any Option granted under the Plan then subject to exercise and discharge its obligation with respect to the Option either by payment to the Participant of an amount of cash equal to the excess, if any, of the Fair Market Value, at such time, of the shares subject to the portion of the Option so canceled over the aggregate purchase price specified in the Option covering such shares, or by issuance or transfer to the Participant of shares of Common Stock with a Fair Market Value at such time, equal to any such excess, or by a combination of cash and shares. Upon any such payment of cash or issuance of shares, (i) there will be charged against the aggregate limitations set forth in Section 3(a) a number of shares equal to the number of shares so issued plus the number of shares purchasable with the amount of any cash paid to the Participant on the basis of the Fair Market Value as of the date of payment, and (ii) the number of shares subject to the portion of the Option so canceled, less the number of shares so charged against such limitations, will thereafter be available for other grants.

11.	Amendment and Termination.

(a)

The Board will have the power, in its discretion, to amend, modify, suspend, or terminate the Plan at any time, subject to the rights of holders of outstanding Options, Restricted Stock Awards and SARs on the date of such action.

(b)	The Committee may, with the consent of a Participant, make such modifications in the terms and conditions of an Option, Restricted Stock Award or SAR held by such Participant as it deems advisable.

(c)

No amendment, suspension or termination of the Plan will, without the consent of the Participant, alter, terminate, impair, or adversely affect any right or obligation under any Option, Restricted Stock Award or SAR previously granted to such Participant under the Plan.

12.	Effective Date of Plan and Duration of Plan.

The effective date of the Plan is June             , 2016, the date on which it was approved by the Board and stockholders of the Company. No Option may be granted under the Plan after the tenth (10th) anniversary of such effective date. Subject to the foregoing, Options may be granted under the Plan at any time subsequent to such effective date, provided, however, that (a) no Incentive Option will be exercised or exercisable unless the stockholders of the Company approve the Plan not later than one year from such effective date, and (b) all Incentive Options, if any, issued prior to the date of such stockholders’ approval will contain a reference to such condition.

13.	Shareholders Agreement.

The Board will require that each Eligible Person execute a Shareholders Agreement in a form prepared by and acceptable to the Company as a condition of the exercise of any

Option granted pursuant to the Plan, upon being granted a Restricted Stock Award or SAR in which shares of Common Stock are distributed. Such Shareholders Agreement will provide for, among other things, the repurchase of the Common Stock by the Company and the restriction of the transferability of the Common Stock.

14.	Arbitration.

At the election of the Company, any dispute arising under the Plan will be settled by final and binding arbitration conducted in Cook County, Illinois in accordance with and subject to the Commercial Arbitration Rules of the American Arbitration Association. To the extent permitted or required by law, judgment upon the decision rendered in any such arbitration may be entered in any court having jurisdiction thereof, or application may be made to such court for a judicial acceptance of the decision and an enforcement.